Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FOURTH QUARTER AND YEAR-END 2006 RESULTS

2006 Revenues Jump 35% — Quarterly Dividend Increase Approved

LINCOLN, Nebraska (February 13, 2007) — National Research Corporation (NASDAQ/NM:NRCI), a leader in healthcare performance measurement, today announced results for the fourth quarter and year ended December 31, 2006.

•	2006 revenues increased by 35%
•	2006 net new contracts reached $11.9 million, up 81% over 2005
•	2006 earnings per share up 15%; up 23% without the impact of share-based expenses
•	Quarterly dividend increase of 20% to $0.12 per share

        Revenues for the quarter ended December 31, 2006, were $10.3 million, compared with revenues of $8.6 million for the same period in 2005, an increase of 21%. Net income for the quarter ended December 31, 2006, was $1.0 million, or $0.15 per basic and $0.14 per diluted share, compared with net income of $1.5 million, or $0.22 per basic and diluted share, in the prior year period. Earnings per share for the quarter ended December 31, 2006, were negatively impacted by $0.02 per share as a result of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R in the first quarter 2006.

        Revenues for the year ending December 31, 2006, were $43.8 million, compared with revenues of $32.4 million for the year ended 2005. Net income for 2006 was $5.9 million, or $0.86 per basic and $0.85 per diluted share, compared with $5.2 million, or $0.74 per basic and diluted share, in the prior year 2005. Earnings per share for the twelve months ended December 31, 2006, were negatively impacted by $0.08 per share as a result of the Company’s adoption of SFAS No. 123R. Had it been adopted in 2005, the earnings per share would have been $0.70 per basic and $0.69 per diluted share for the year 2005, compared to $0.86 per basic and $0.85 per diluted share in 2006. Excluding the impact of SFAS 123R results in an increase in diluted earnings per share on a comparable basis of 23% for 2006 over 2005. The company believes that this non-GAAP measure provides a better comparison for the current year on earnings per share.

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NRCI Announces Fourth Quarter and Year-End 2006 Results

February 13, 2007

        Commenting on the results, Michael D. Hays, chief executive officer of National Research Corporation, remarked, “We started the year focused on achieving strong revenue growth in 2006, and I’m very pleased to report that we achieved our targeted rate in the core business and exceeded our growth target when including TGI.”

        Mr. Hays continued, “Sales growth throughout the entire year has been strong and with fourth quarter sales up 174% alone, proves our strategies for top-line growth remain highly effective into 2007. This, along with a full year of TGI’s revenue which is growing in its own right will, I believe, result in 2007 being another robust growth year.”

        The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.12 (twelve cents) per share, an increase of 20% over the prior quarter, payable March 30, 2007, to shareholders of record as of the close of business on March 9, 2007.

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “Even with some added expenses in the fourth quarter which lowered our overall margins, we had a record year in 2006. For 2007, we anticipate continued top-line growth will drive expanded margins by leveraging our expense structure and should result in strong growth of our net income and earnings per share.”

        A listen-only simulcast of National Research Corporation’s year-end conference call will be available online at www.earnings.com on February 14, 2007, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Fourth Quarter and Year-End 2006 Results

February 13, 2007

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues	$10,318	$8,558	$43,771	$32,436
Operating expenses:
Direct expenses	4,605	3,801	19,445	13,642
Selling, general and administrative	3,150	2,012	12,158	8,617
Depreciation and amortization	689	428	2,260	1,762

Total operating expenses	8,444	6,241	33,863	24,021

Operating income	1,874	2,317	9,908	8,415
Other income (expense):
Interest income	15	120	171	488
Interest expense	(201)	(76)	(517)	(379)
Other, net	(38)	0	(56)	(10)

Total other income (expense)	(224)	44	(402)	99
Income before income taxes	1,650	2,361	9,506	8,514
Provision for income taxes	644	827	3,622	3,278

Net income	$1,006	$1,534	$5,884	$5,236

Net income per share, basic	$0.15	$0.22	$0.86	$0.74

Net income per share, diluted	$0.14	$0.22	$0.85	$0.74

Weighted average shares outstanding:
Basic	6,838	6,921	6,836	7,038
Diluted	6,976	7,012	6,954	7,118

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NRCI Announces Fourth Quarter and Year-End 2006 Results

February 13, 2007

NATIONAL RESEARCH CORPORATION
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Dec. 31, 2006	Dec. 31, 2005
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash and cash equivalents	$876	$844
Short-term investments	1,110	9,452
Accounts receivable, net	6,734	5,495
Income taxes recoverable	898	184
Other current assets	3,379	2,243

Total current assets	12,997	18,218
Net property and equipment	11,716	11,891
Other, net	36,819	14,566

Total Assets	$61,532	$44,675

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,511	$2,007
Deferred revenue	8,264	5,434
Accrued compensation	1,594	1,248
Notes payable	3,110	1,471

Total current liabilities	14,479	10,160
Non-current liabilities	10,303	1,922

Total Liabilities	24,782	12,082

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,837,848 in 2006 and 7,740,571 in 2005;
outstanding 6,890,631 in 2006 and 6,845,571 in 2005	8	8
Additional paid-in capital	21,820	20,046
Retained earnings	26,488	23,360
Unearned compensation	--	(433)
Accumulated other comprehensive income	358	300
Treasury stock	(11,924)	(10,688)

Total shareholders’ equity	36,750	32,593

Total liabilities and shareholders’ equity	$61,532	$44,675

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